EXHIBIT 2.22

PalmSource Confidential 11-13-02

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”) is entered into as of November 26, 2002 (the “Effective Date”) by and between PalmSource, Inc., a Delaware corporation with a principal place of business at 1240 Crossman Avenue, Sunnyvale, CA 94059 (“PalmSource”) and Palm, Inc., a Delaware corporation with its principal place of business at 400 N. McCarthy Boulevard, Milpitas, CA 95035 (“Developer”).

RECITALS:

A.    Developer is in the business of designing, developing, manufacturing and marketing handheld computing products.

B.    PalmSource desires to contract with Developer for the performance of certain development services by Developer with respect to its PalmSource OS operating system, as further described below.

NOW, THEREFORE, the parties agree as follows:

AGREEMENT:

1.    DEVELOPMENT SERVICES

1.1    Obligations of the Parties. Developer will use reasonable commercial efforts to design, develop, document, test and deliver the Deliverables, including complete documentation therefore (the “Deliverables”), as described in the Statement of Work attached as Appendix A (the “Statement of Work”), in accordance with the schedule of project milestones (the “Milestones”) set forth in Appendix B (collectively, the “Project”). In the event the parties desire to engage in any other Project(s) other than the Project, the parties may execute a Statement(s) of Work and corresponding Milestones for any such other Project(s) and attach such Statement(s) of Work and corresponding Milestones as Appendices A-2 and B-2, respectively.

1.2    Exchange of Information. Developer shall promptly notify PalmSource in writing of any matters likely to delay timely completion of the Milestones. Developer shall allow personnel of PalmSource to visit its place of business at reasonable times and/or dates to be mutually agreed to discuss and inspect the status of the Project, if applicable. In addition, appropriate personnel of the parties will meet at least weekly during the course of development to review the status of the Project.

1.3    Acceptance. Upon Developer’s completion and delivery to PalmSource of each Deliverable, PalmSource shall inspect such Deliverable to determine whether it conforms to the requirements hereof, including without limitation conformance to the Specifications that are set forth in the Statement of Work. If PalmSource has not, within thirty (30) days of receipt of each Deliverable (the “Approval Period”), advised Developer in writing of a failure of such Deliverable to

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conform to such requirements, the Deliverable shall be deemed accepted by PalmSource as delivered. In the event PalmSource does not accept any Deliverables during the Approval Period, then PalmSource shall so notify Developer in writing and shall describe the non-conformance. Developer shall correct, and promptly (within at most fifteen (15) days following receipt of notice of rejection) redeliver to PalmSource for retesting pursuant to this Section 1.3, any rejected Deliverable. This process will continue until each Deliverable has been accepted by PalmSource; provided that in the event that the foregoing process has been repeated more than three (3) times with respect to a particular Deliverable, either party shall have the right to terminate this Agreement. Once the Deliverables making up a Milestone have been accepted, that Milestone shall be deemed completed, provided all previous Milestones have been so completed.

1.4    PalmSource License to Developer. PalmSource shall provide Developer with those materials, information, software modules and other items owned by PalmSource or licensed to PalmSource and listed in Appendix A (the “PalmSource Materials”) for use in performing Developer’s obligations under this Agreement. PalmSource hereby grants Developer a non-exclusive, royalty-free, nontransferable license to use the PalmSource Materials, subject to any and all restrictions on such use as may be required by PalmSource’s licensors, solely for the purpose of fulfilling Developer’s obligations under this Agreement.

2.    OWNERSHIP, LICENSE.

2.1    Work Product. As used in this Agreement, “Work Product” shall mean the Deliverables and any other work product produced, developed or delivered by or on behalf of Developer in performing this Agreement including, without limitation, notices, reports, documentation, drawings, schematics, computer programs (source code, object code, and listings), customer lists, inventions, works of authorship, prototypes, creations, works, devices, masks, models, work-in-process and deliverables.

2.2    Developer’s Related Works. As used in this Agreement, “Developer’s Related Works” shall mean Developer’s rights in those certain pre-existing materials including, without limitation, notices, reports, documentation, drawings, computer programs (source code, object code, and listings), derivatives of pre-existing copyrighted works of Developer, customer lists, inventions, creations, works, devices, masks, models and work-in-process, which Developer wishes to incorporate, or incorporates into the Deliverables or deliver as separate Deliverables under this Agreement or which are reasonably necessary for the utilization, manufacture, reproduction and marketing by PalmSource and/or its licensors or customers of the Work Product. Developer’s Related Works shall be listed and described in Appendix C, and Appendix C shall contain a complete list and description of any and all Developer’s Related Works. The parties agree that all materials developed by Developer pursuant to this Agreement not listed and described in Appendix C shall be deemed to be Work Product. Developer shall notify PalmSource in advance in writing of any Developer Related Works that Developer intends to incorporate into or bundle with the Deliverables.

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2.3    Ownership of Work Product. The parties acknowledge and agree that all Work Product shall be the sole property of PalmSource and/or PalmSource’s licensors. In this regard, Developer agrees to assign and does hereby expressly assign to PalmSource all right, title and interest worldwide in and to the Work Product, including all copyright, patent, trade secret, mask work and other intellectual property rights associated therewith (other than the intellectual property rights in the Developer’s Related Works). Developer will ensure that Developer’s employees, agents and subcontractors appropriately waive any and all claims and assign any and all rights or any interests in any Work Product or original works created in connection with this Agreement. During and after this Agreement, Developer will assist PalmSource in every reasonable way, at PalmSource’s expense, to secure, perfect, register, maintain, and defend for PalmSource’s benefit all copyrights, patent rights, mask work rights, trade secret rights, and other proprietary rights in and to the Work Product. Developer hereby irrevocably agrees not to assert against PalmSource or its direct or indirect customers, assignees or sublicensees, or licensors any claim of intellectual property rights of Developer affecting the Work Product. Developer hereby represents and warrants that it shall not include in any Work Product any software, modules, materials, information, or any other materials or data that Developer does not have the full right to assign to PalmSource and/or PalmSource’s customers or licensors, pursuant to the terms of this Section 2.3.

2.4    Developer License to PalmSource. Developer hereby grants PalmSource, a royalty-free, fully paid, irrevocable, perpetual, worldwide, non-exclusive license to use, make and have made, modify, prepare and have prepared derivative works based on, reproduce, have reproduced, demonstrate, distribute, offer for sale, sell and import Developer’s Related Works, and any related documentation, and software or hardware incorporating or based on Developer’s Related Works, with full rights to sublicense and have sublicensed to any third party the rights granted hereunder. Developer shall be the sole and exclusive owner of any such modifications or derivative works of the Developer Related Works prepared by or on behalf of PalmSource (“PalmSource Modifications”). In this regard, PalmSource agrees to assign and does hereby expressly assign to Developer all right, title and interest worldwide in and to the PalmSource Modifications, including all copyright, patent, trade secret, mask work and other intellectual property rights associated therewith. PalmSource will ensure that PalmSource’s employees, agents and subcontractors appropriately waive any and all claims and assign any and all rights or any interests in any PalmSource Modifications. During and after this Agreement, PalmSource will assist Developer in every reasonable way, at Developer’s expense, to secure, perfect, register, maintain, and defend for Developer’s benefit all copyrights, patent rights, mask work rights, trade secret rights, and other proprietary rights in and to the PalmSource Modifications. PalmSource hereby irrevocably agrees not to assert against Developer or its direct or indirect customers, assignees or sublicensees, or licensors any claim of intellectual property rights of PalmSource affecting the PalmSource Modifications.

2.5    Warranty Disclaimer. NEITHER PARTY NOR ITS SUPPLIERS OR LICENSORS MAKES ANY WARRANTIES, TERMS OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AS TO THE DELIVERABLES OR ANY OTHER MATTER UNDER THIS AGREEMENT. IN ADDITION, ANY AND ALL WARRANTIES OF MERCHANTABILITY,

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FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, SATISFACTORY QUALITY, NON-INFRINGEMENT, COURSE OF DEALING OR COURSE OF PERFORMANCE ARE EXPRESSLY EXCLUDED ON BEHALF OF EACH PARTY AND ITS SUPPLIERS AND/OR LICENSORS.

3.    CONSIDERATION.

3.1    Fee. No fees shall be due to Developer for the work performed under this Agreement.

3.2    Distribution. It is understood that Developer intends to create an object code build to allow the Deliverables to be used as part of certain versions of the Palm OS, subject to the Deliverables meeting PalmSource’s requirements for such builds and PalmSource’s applicable compatibility and certification requirements. After delivery by Developer and acceptance by PalmSource of Deliverables meeting such requirements, Developer may request to receive an object code copy of such build under its Software License Agreement with Developer dated December 3, 2001 (“SLA”). PalmSource will provide such build to Developer and will use reasonable commercial efforts to provide it within five (5) business days of such request. The object code build provided by PalmSource will be used solely as part of the PS OS Software (as defined in the SLA) under the SLA. Notwithstanding the foregoing, the object code provided by PalmSource will be provided “as is” without any warranty, maintenance, support, or indemnification of any kind by PalmSource. Except as set forth in the preceding sentence, nothing in this Agreement shall be construed as amending or modifying the SLA. No license or other rights to the Deliverables or resulting object code are provided to Developer under this Agreement, and any such license or rights shall be governed solely by the SLA.

4.    CONFIDENTIAL INFORMATION.

4.1    Obligations. Each party acknowledges that it will obtain proprietary or confidential information relating to the subject matter of this Agreement from the other party during the course of its performance under this Agreement. Each party shall at all times, both during and after the term of this Agreement, keep in confidence and trust all information and know-how received from the other party which is designated as proprietary or confidential (“Confidential Information”), and will make no use of any Confidential Information except under the terms and during the existence of this Agreement. Neither party shall, without the prior written consent of the other, disclose any Confidential Information to anyone but its officers, employees and consultants who have entered into confidentiality agreements sufficient to prohibit further unauthorized use or disclosure by such persons of the Confidential Information.

4.2    Exceptions. Information shall not be deemed Confidential Information, and the receiving party shall have no obligation concerning the use or disclosure of any information which (i) is or becomes publicly known through no fault of the receiving party; (ii) was known to the receiving party at the time of disclosure, which knowledge the receiving party shall have the burden of establishing by clear and convincing evidence; (iii) becomes known to the receiving party from a

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third party source other than the disclosing party without breach of any agreement between the disclosing party and such party; or (iv) was independently developed by the receiving party without the benefit of the Confidential Information received from the disclosing party, which independent development the receiving party shall have the burden of establishing by clear and convincing evidence. Notwithstanding the foregoing, Confidential Information of PalmSource shall include information relating to the Project, Deliverables and/or PalmSource Materials that is or was known to or in the possession of Developer as of December 3, 2001 (the “Separation Date”). Nothing in this Agreement shall prevent the receiving party from disclosing Confidential Information to the extent the receiving party is legally compelled to do so by any governmental, investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the receiving party shall (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify the disclosing party in writing of the agency’s order or request to disclose; and (c) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality

4.3    Source Code. Notwithstanding any other provision herein, any PalmSource Materials provided to Developer in source code form, together with any related documentation (collectively, “PalmSource Source Code”) shall be deemed Confidential Information of PalmSource for purposes of this Agreement, regardless of whether or not it is so marked. Except as expressly permitted in this Agreement, Developer shall not use, make, have made, distribute or disclose any copies of the PalmSource Source Code, in whole or in part, or the information contained therein. Upon the termination or expiration of this Agreement or the final acceptance of all Deliverables, Developer will deliver all copies of such PalmSource Source Code, any materials containing the information therein, and all other PalmSource Materials to PalmSource. During the term hereof, only those Developer employees identified on Appendix D attached hereto may access the PalmSource Source Code, provided however that PalmSource may, in its sole discretion, restrict any and all such access to any designated facility and/or to any other access or use restrictions of PalmSource and/or its licensors, which restrictions may change at any time upon notice by PalmSource. Developer shall be permitted to update the list in Appendix D only once per quarter by providing a new list in writing to PalmSource. Unless Developer provides a new list in writing to PalmSource, such list shall not be considered to be modified. Developer shall inform all of its employees having access to any PalmSource Source Code of all limitations, duties and obligations regarding nondisclosure and limited copying and shall obtain or have obtained their written agreement to comply with such limitations, duties and obligations. Developer shall maintain accurate and complete records of all employees that have been identified on Appendix D, together with copies of each such employee’s written agreement to comply with the terms hereunder. Upon reasonable notice, PalmSource may audit such records.

5.    LIMITATION OF LIABILITY. EXCEPT FOR EITHER PARTY’S LIABILITY ARISING UNDER ARTICLE 4 (CONFIDENTIAL INFORMATION), NEITHER PARTY NOR ITS SUPPLIERS, LICENSERS OR LICENSEES SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR

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LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

6.    DOCUMENTATION. Developer will furnish to PalmSource documentation as may be reasonably necessary for PalmSource to use and develop the Deliverables and provide any builds described in Section 3.2 above.

7.    TERM AND TERMINATION.

7.1    Term; Survival. This Agreement shall be effective from the date first set forth above until terminated in accordance with its terms. The rights and obligations of the parties pursuant to Articles 2 (“Ownership; License”), 4 (“Confidential Information”), 5 (“Limitation of Liability”), 6 (“Documentation”) for a period of three (3) months after the date of termination only, 7 (“Term and Termination”) and 8 (“Miscellaneous”) of this Agreement shall survive the termination hereof.

7.2    Termination upon Bankruptcy, etc. This Agreement may be automatically terminated by one party upon:

a)    The filing by or against the other party of a petition for reorganization or liquidation under the United States Bankruptcy Code or corresponding laws or procedures of any applicable jurisdiction; or

b)    The filing by or against the other party of any other proceeding concerning bankruptcy, insolvency, dissolution, cessation of operations, reorganization of indebtedness, or the like. If such proceeding is involuntary and is contested in good faith, this Agreement shall terminate only after the passage of one hundred twenty (120) days without the dismissal of such proceeding; or

c)    The voluntary or involuntary execution upon; the assignment or conveyance to a liquidating agent, trustee, mortgagee or assignee of whatever description; or the marking of any judicial levy against a substantial percentage of the other party’s assets, for the benefit of its creditors; or

d)    The appointment of a receiver, keeper, liquidator or custodian of whatever sort of description, for all or a substantial portion of the other party’s assets; or

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e)    The termination, dissolution, or failure in business of the other party, the distribution of a substantial portion of its assets, or its cessation to continue all or substantially all of its business affairs.

7.3    Termination by PalmSource. Subject to Section 7.6 below, PalmSource may terminate this Agreement upon ten (10) days written notice to Developer solely in the event that such termination is reasonably required to allow PalmSource to comply with agreements with any supplier or licensor.

7.4    Termination upon Default. A party will have the right to terminate this Agreement for default by the other party in the performance of any substantial obligation or a continuing material breach of this Agreement where such default or breach remains uncorrected for a period of thirty (30) days after written notice thereof to the defaulting party, provided however, that in the event of any breach by Developer of Article 4, PalmSource may terminate this Agreement immediately. The foregoing right of termination shall be cumulative with any other right or remedy of a party for default or breach by the other party.

7.5    Effect of Termination by PalmSource. In the event this Agreement is terminated by PalmSource prior to acceptance of the last Deliverable by PalmSource, then Developer shall provide PalmSource with the Work Product, Deliverables and the materials described in Article 6 (“Documentation”) above (or, to the extent that any of such materials are incomplete, provide PalmSource with the best existing versions thereof). In addition to the foregoing, PalmSource shall be entitled to pursue any other rights or remedies available to it in law or equity.

7.6    Obligations upon Termination. Upon termination of this Agreement, each party shall, within ten (10) days, deliver to the other (a) all Confidential Information received from the other, except for information delivered to PalmSource by Developer pursuant to Article 2 (“Ownership, License”), Article 6 (“Documentation”) and Article 7 (“Term and Termination”), and (b) a certificate certifying that, through its diligent efforts, the receiving party has destroyed the Confidential Information of the other party and all copies thereof in its possession or control.

8.    MISCELLANEOUS.

8.1    Independent Contractor. PalmSource and Developer are and at all times shall be and remain independent contractors as to each other, and at no time shall either be deemed to be the agent of the other, and no joint venture, partnership, agency or other relationship shall be created or implied hereby or herefrom. Except as is expressly set forth herein, each party shall bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like.

8.2    Assignment. Developer shall not assign its rights or delegate its duties under this Agreement whether voluntarily, by operation of law, or otherwise without PalmSource’s prior written consent, which consent shall not be unreasonably withheld or delayed, and any attempt to do so without such consent will be void. Subject to the foregoing, this Agreement shall inure to the

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benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

8.3    Notices. All notices and requests, required or authorized by this Agreement shall be given in writing and shall be deemed to have been received upon dispatch when sent (i) by facsimile with confirmation of transmission, (ii) by personal same day delivery or (iii) by commercial overnight carrier with written verification of receipt, to the other party at the address or facsimile number(s) designated below. Either party may change its address or facsimile number by written notice to the other party.

Notices to PalmSource shall be addressed as follows:

PalmSource, Inc.

1240 Crossman Avenue, Sunnyvale, CA 94089

Attention: Vice President, Product Development

Fax No.: (408) 400-1510

with a copy to the attention of:

General Counsel

Legal Department

PalmSource, Inc.

1240 Crossman Avenue, Sunnyvale, CA 94089

Fax No.: (408) 400-1510

Notices to Developer shall be addressed as follows:

Palm, Inc.

400 N. McCarthy Boulevard

Milpitas, CA, 95035

Attention: Vice President Software

Fax: (408) 503-1270

With copies to:

Palm, Inc.

400 N. McCarthy Boulevard

Milpitas, CA, 95035

Attention: General Counsel

Fax: (408) 503-8280

8.4    Non-Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such

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performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

8.5    Severability. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement and further agree to substitute for such invalid or unenforceable provision a valid and enforceable provision of similar economic effect.

8.6    Headings. The paragraph headings in this Agreement are solely for convenience and shall not be considered in its interpretation.

8.7    Attorneys’ Fees. If any dispute arises between Developer and PalmSource with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees and out-of-pocket costs (including, without limitation, expert witness fees) incurred in connection with such proceeding, in addition to any other relief it may be awarded.

8.8    Controlling Law. This Agreement shall be governed in all respects by the laws of the United States and the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

8.9    Arbitration. Any dispute which arises under this Agreement shall, unless otherwise mutually agreed in writing, be submitted to final and binding arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties, or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs of reasonable attorneys’ and other professional fees incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrators shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel or to adversely affect the rights of either party.

8.10    Injunctive Relief. Either party’s breach of this Agreement or violation of the other party’s intellectual property rights may cause irreparable injury to such other party for which such other party may not have an adequate remedy at law. Accordingly, notwithstanding Section 8.9 above, each party shall have the right to seek immediate relief from a court of competent jurisdiction for breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others.

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8.11    Entire Agreement. This Agreement and all Appendices hereto contain the entire understanding and agreement of the parties with respect to the matters contained herein and therein and supersedes any prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such matters. This Agreement may not be modified or amended except by a writing signed by an authorized representative of each of the parties.

8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13    Publicity. Neither party shall, without the other party’s prior written approval make any public announcement or disclosure as to the existence of or matters set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PALM, INC.		PALMSOURCE, INC.

By:	/s/ THOMAS A. RYAN	By:	/s/ DAVID NAGEL
	Signature		Signature

	THOMAS A. RYAN		DAVID NAGEL
	Typed or Printed Name		Typed or Printed Name

	Vice President, Engineering		CEO
	Title		Title

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Appendix A

Statement of Work #1

[Statement of Work #1 has been omitted. A copy of this appendix will be furnished supplementally to the Commission upon request.]

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Appendix B

Milestones

[Milestones has been omitted. A copy of this appendix will be furnished supplementally to the Commission upon request.]

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Appendix C

Developer’s Rights in Pre-existing Materials

[Developer’s Rights in Pre-existing Materials has been omitted. A copy of this appendix will be furnished supplementally to the Commission upon request.]

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Appendix D

Employees with Source Code Access

[Employees with Source Code Access has been omitted. A copy of this appendix will be furnished supplementally to the Commission upon request.]